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                                                                    Exhibit 10.1


              THE MARLEY COMPANY ACQUISITION OF CERTAIN ASSETS FROM
                THE RIVAL COMPANY, PATTON ELECTRIC COMPANY, INC.
                       AND PATTON BUILDING PRODUCTS, INC.


                                DECEMBER 21, 1999

                                TABLE OF CONTENTS

1.0      PURCHASE AND SALE OF BUSINESS AND ASSETS.................................................................2
         1.1      Assets Transferred..............................................................................2
         1.2      Excluded Assets.................................................................................4
         1.3      Seller's Use of Intellectual Property...........................................................4

2.0      ASSUMPTION OF LIABILITIES................................................................................4

3.0      CLOSING; PURCHASE PRICE..................................................................................5
         3.1      Time and Place of Closing.......................................................................5
         3.2      Calculation and Payment of Purchase Price.......................................................5
         3.3      Allocation of Purchase Price....................................................................9

4.0      EQUIPMENT: DAMAGE, MALFUNCTION AND RISK OF LOSS..........................................................9
         4.2      Inspection of Equipment at Purchaser's Facilities...............................................9
         4.3      Risk of Loss, Damage Malfunction...............................................................10
         4.4      Seller's Rights and Purchaser's Remedies.......................................................11

5.0      REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR..................................................12
         5.1      Corporate Organization.........................................................................12
         5.2      Corporate Authorization, Certain Corporate Actions, No Conflicts...............................12
         5.3      Financial Information..........................................................................13
         5.4      Operations of the Business; Adequacy of Purchased Assets.......................................13
         5.5      Absence of Certain Changes or Events...........................................................14
         5.6      Undisclosed Liabilities........................................................................14
         5.7      Properties.....................................................................................14
         5.9      Intellectual Property..........................................................................15
         5.10     Labor Matters..................................................................................16
         5.11     Compliance with Laws...........................................................................16
         5.12     Taxes..........................................................................................16
         5.13     Contracts......................................................................................16
         5.14     Inventories....................................................................................18
         5.15     Backlog........................................................................................18
         5.16     Consents, Approvals, etc.......................................................................18
         5.17     Licenses and Permits...........................................................................18
         5.18     Transactions with Interested Persons...........................................................18
         5.19     Environmental Matters..........................................................................18
         5.20     Equipment Leases...............................................................................19
         5.21     Defects in Products or Designs; Products.......................................................19
         5.22     Customers and Suppliers........................................................................19
         5.23     Letters of Credit, Surety Bonds, Guarantees....................................................20
         5.24     All Material Information; Disclosure...........................................................20
         5.25     Brokers........................................................................................20
         5.26     Certain Defined Items..........................................................................20

6.0      REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................20
         6.1      Corporate Organization.........................................................................20
         6.2      Corporate Authorization, Certain Corporate Actions,  No Conflicts..............................21
         6.4      Consents, Approvals, etc.......................................................................21


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
         6.5      All Material Information; Disclosure...........................................................21
         6.6      Brokers........................................................................................21

7.0      DELIVERIES AT CLOSING...................................................................................22
         7.1      Deliveries by Seller and Guarantor.............................................................22
         7.2      Deliveries by Purchaser........................................................................22

8.0      POST-CLOSING OBLIGATIONS................................................................................23
         8.1      Product Marking................................................................................23
         8.2      Access After Closing...........................................................................23
         8.3      Covenant Not to Compete........................................................................23
         8.4      Exceptions to Covenant.........................................................................25
         8.5      Confidentiality and Non-Solicitation...........................................................25
         8.6      Press Release..................................................................................26
         8.8      Warranty Returns or Credits....................................................................26

9.0      EMPLOYEES...............................................................................................26

10.0     AUTHORIZATIONS..........................................................................................26

11.0     CONSENTS AND APPROVALS..................................................................................27

12.0     BULK SALES COMPLIANCE...................................................................................27

13.0     INDEMNIFICATION.........................................................................................27
         13.1     Seller's and Guarantor's Indemnification.......................................................28
         13.2     Purchaser's Indemnification....................................................................28
         13.3     Limitations on Indemnification.................................................................29
         13.4     Procedure......................................................................................30
         13.5     Indemnification as Exclusive Remedy............................................................31

14.0     SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............................................................31

15.0     ARBITRATION.............................................................................................31

16.0     NOTICES.................................................................................................32

17.0     MISCELLANEOUS...........................................................................................33
         17.1     Entire Agreement; Modification.................................................................33
         17.2     Waiver.........................................................................................33
         17.3     Binding Effect.................................................................................33
         17.4     Numbers and Headings...........................................................................33
         17.5     Exhibits and Schedules.........................................................................33
         17.7     Counterparts...................................................................................34
         17.8     Expenses.......................................................................................34
         17.9     Validity of Provisions.........................................................................34
         17.10    Governing Law..................................................................................34
         17.11    Guaranty.......................................................................................34




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                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS (the "Agreement") is dated this 21st day of December, 1999, by and among THE RIVAL COMPANY, a Delaware corporation ("Rival"), PATTON ELECTRIC COMPANY, INC., an Indiana corporation ("Patton Electric"), PATTON BUILDING PRODUCTS, INC., a Delaware corporation ("Patton Building") (Patton Electric and Patton Building together with Rival, "Seller"); THE HOLMES GROUP, INC., a Massachusetts corporation (the "Guarantor"); and THE MARLEY COMPANY, a Delaware corporation on behalf of its Marley Electric Heating division (the "Purchaser").

                              BACKGROUND STATEMENT

A. Guarantor owns 100% of the capital stock of Rival and is a party to this Agreement for the purpose of making representations, warranties and covenants to Purchaser as provided herein and guarantying all of Seller's obligations hereunder.

B. The transaction contemplated by this Agreement relates to the sale of assets of Rival's industrial products division, which is part of Rival and Patton Electric and which encompasses a line of electrical fans, drum blowers and heaters sold through industrial distribution channels under the Patton(R), and Titan(R), and Power Cat(R)brand names (the "Industrial Division"), and building supply products division, which is part of Rival and Patton Building and which encompasses a line of residential building products sold through building supply wholesalers and electrical and plumbing supply distributors also under the Patton brand name (the "Building Supply Division"). While the Industrial Division and the Building Supply Division have been operated by Rival through separate divisions, for purposes of this Agreement they will be referred to collectively as the "Business." Rival continues to operate a retail products division for the manufacture, marketing and sale of products into consumer markets, certain of which include the designs, functions and brand names of products manufactured, marketed and sold through the Industrial Division.

C. Seller desires to sell assets necessary to operate the Business at its projected level of capacity (including certain product lines sold under the "Patton", "Titan," and "Power Cat" tradenames) in order to focus on consumer and retail products and Purchaser desires to purchase such assets of the Business, specifically excluding the Excluded Assets (as hereinafter defined) for the Purchase Price (as hereinafter defined) and upon the terms and subject to the conditions hereinafter set forth.

                             STATEMENT OF AGREEMENT

     In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.0  PURCHASE AND SALE OF BUSINESS AND ASSETS.

1.1 ASSETS TRANSFERRED. Seller hereby sells, assigns and delivers to Purchaser free and clear of all liabilities, obligations, liens and encumbrances of any kind other than the Assumed Liabilities, and Purchaser hereby purchases and acquires from Seller, or, with respect to delivery only, at such later time as mutually agreed upon by the parties as provided in the Interim Service and Supply Agreement of even date herewith (the "Interim Services Agreement"), all right, title and interest in and to the following properties, assets and rights of Seller, excluding the Excluded Assets (collectively, the "Purchased Assets"):

     (a) all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts held by Seller on the Closing Date or such later date as such inventories are shipped by Seller pursuant to the Interim Services Agreement and having a product number or product code identified on SCHEDULE 1.1(a) (collectively, the "Inventories"), including (i) Inventories in transit to Seller,
          (ii) Inventories on consignment, (iii) Inventories at any location, whether or not controlled by Seller, (iv) Inventories acquired by Seller pursuant to "Seller Purchase Orders" (as defined below) and (v) Inventories subject to purchase orders placed by Seller for Inventories after the Closing which remain unfilled at the date of transfer of Inventories pursuant to the Interim Services Agreement;

     (b) the equipment, machinery, tools, dies and molds specified on SCHEDULE 1.1(b), and the related spare parts, replacement parts, component parts and similar property directly relating thereto, whether or not listed on SCHEDULE 1.1(b) (collectively, the "Equipment");

     (c) all rights (i) to sell finished goods products having a product number or product code identified on SCHEDULE 1.1(a) and (ii) to sell the products under research or development by the Business as of the date hereof (collectively, "Products");

     (d) all transferable rights (including rights that become transferable pursuant to ARTICLE 11.0 of this Agreement or otherwise pursuant to the consent or approval of third parties) of Seller relating to the Purchased Assets or the Business under all written or oral contracts, arrangements, license and technology agreements (including all rights under licensing agreements with Joseph Armbruster or otherwise relating to the "Power Cat" tradename or products), distribution agreements, sales representative arrangements and other agreements, but excluding purchase orders placed by Seller with third parties for finished goods or raw materials ("Seller Purchase Orders"); including without limitation any right to receive payment for products sold or services rendered following Closing, and to


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          receive goods and services following Closing pursuant to such contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts and otherwise (collectively, the "Contracts"), including without limitation those set forth on SCHEDULE 1.1(d);

     (e)  [Intentionally left blank]

     (f) (i) all patents and patent applications necessary to the operation of the Business, including but not limited to those identified on
          SCHEDULE 1.1(f)(i), (ii) all trademarks, service marks and trade names necessary to the operation of the Business, including but not limited to those identified on SCHEDULE 1.1(f)(ii)(A), other than (A) the Patton, Titan and Bionaire names and (B) trademark and other rights in the trade dress relating to those Products which have substantially identical designs and trade dress to products which Seller will continue to manufacture and sell and any other products, based on or derived therefrom as provided on SCHEDULE 1.1(f)(ii)(B) (the "Cross-Over Products"), (iii) an undivided joint ownership interest in any and all trademark and other rights in the trade dress relating to the Cross-Over Products, and (iv) all copyright registrations and applications for copyright registrations, and any other non-registered copyrights necessary to the operation of the Business, including but not limited to those identified on SCHEDULE 1.1(f)(iv) (the items described in clauses (i), (ii), (iii) and (iv) are collectively referred to as the "Intellectual Property");

     (g) (i) all designs, plans, product drawings, trade secrets, inventions, data, processes, procedures, technology, techniques, blueprints, drawings, surveys, research and development files, computer files, research records, manufacturing know-how, manufacturing formulae, and similar information, wherever located, relating to the Business or the manufacture of Products by Rival or by third parties other than the Cross-Over Products and (ii) an undivided joint ownership interest in any or all of the foregoing relating to the Cross-Over Products (collectively, the "Know-How");

     (h) to the extent relating to the Business, all books, records, manuals, information, computer files and other catalogs, mailing lists, price lists, lists of customers, distribution lists, contacts, market information, cost information, photographs, production data, scheduling, supplying, marketing, advertising and promotional materials and records, purchasing materials and records, manufacturing and quality control records and procedures, records, media materials, sales orders files, computer files (whether on discs, tapes or otherwise), parts reference guides, project files, and other similar materials, including, without limitation, any such materials maintained by the Seller, Guarantor or any subsidiary or affiliate thereof or any officer, director or key employee thereof (collectively, "Seller's Group"); and


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     (i)  to the extent their transfer is permitted by law, all governmental licenses, permits, approvals, license applications and product registrations ("Permits").

1.2 EXCLUDED ASSETS. Seller retains and does not transfer (a) cash and cash equivalents of Seller, Guarantor or the Business, (b) any accounts receivable of Seller, Guarantor or the Business, (c) the Patton, Titan and Bionaire trademarks in all configurations and styles, except to the extent licensed under the License Agreement and (d) proceeds from any litigation relating to the Business which arose and was settled prior to the Closing (as defined below) (collectively, the "Excluded Assets").

1.3 SELLER'S USE OF INTELLECTUAL PROPERTY. Purchaser acknowledges and agrees that Seller will continue to manufacture the Cross-Over Products following Closing, and that the manufacture, marketing and sale of Cross-Over Products may utilize and involve certain patents and copyrights that are contained within Intellectual Property that is being conveyed by Seller to Purchaser hereunder. Purchaser agrees that Seller may use, and to the extent necessary hereby grants to Seller a perpetual, royalty-free, non-exclusive and irrevocable license to such patents and copyrights to the extent necessary to manufacture, market and sell the Cross-Over Products solely within the Patton Retail Lines (as defined below).

2.0 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement and the Interim Services Agreement, as of the Closing Date Purchaser hereby assumes and agrees to perform and discharge the following, and only the following liabilities of Seller incurred in the ordinary course of operating the Business (the "Assumed Liabilities"):

     (a) all liabilities arising from and after the Closing Date under and pursuant to all Contracts;

     (b) all liabilities for commissions payable to sales representatives for sales shipped following the Closing Date;

     (c) all liabilities and responsibility for warranty and breach of warranty obligations and claims for products manufactured by Seller in connection with the Business prior to the Closing Date ("Seller Products"), including, without limitation, warranty returns, service, replacement or reimbursement obligations, PROVIDED HOWEVER that Purchaser shall have no liability or responsibility for warranty claims where the warranty granted by Seller exceeds the standard warranties for such products in terms of duration, scope or remedy, and PROVIDED FURTHER that Seller shall be solely liable and responsible for any and all obligations arising from or related to (i) product recalls or withdrawals (A) suggested by Seller, Purchaser or the Consumer Products Safety Commission ("CPSC") to which the other party (or, in the case of a CPSC suggestion, both parties), in the exercise of prudent business judgement in a manner consistent with its past practices, consents or (B) required by the CPSC or (ii) product liability claims or threatened claims, losses or damages, in either case arising from or related to products


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          manufactured by Seller before or after the Closing Date (collectively,
          "Excluded Product Liability Matters"); and

     (d) all liabilities for any claims, losses and damages resulting from injury or death of any person, or any damage to property, caused by any Seller Product included within the Inventories if such Seller Product shall have been altered or damaged in any way after shipment from Seller to Purchaser or Purchaser's designee.

     Except as expressly set forth above, Purchaser does not assume, and Seller and Guarantor will pay, honor and discharge, all liabilities, obligations and commitments of any kind relating to or arising out of the operation of the Business prior to the Closing Date and the Excluded Product Liability Matters (the "Excluded Liabilities").

3.0  CLOSING; PURCHASE PRICE.

3.1 TIME AND PLACE OF CLOSING. The closing of the sale of the Purchased Assets (the "Closing") is taking place simultaneously with the execution of this Agreement at the offices of Smith Helms Mulliss & Moore, L.L.P., 201 North Tryon Street, Charlotte, North Carolina 28202 on December 21, 1999 (the "Closing Date"). Closing shall be effective as of 12:00:01 a.m. on the Closing Date.

3.2  CALCULATION AND PAYMENT OF PURCHASE PRICE.

     (a) PREPARATION OF CLOSING DATE BALANCE SHEET. Seller hereby delivers to Purchaser a balance sheet dated as of the Closing Date (the "Closing Date Balance Sheet") which reflects the net book value of the Inventories, Equipment and other assets included in the Purchased Assets as of the dates specified therein, LESS a warranty reserve in the aggregate amount of $927,406.65 as shown on SCHEDULE 3.2(a). The value of Equipment as stated on the Closing Date Balance Sheet is the net book value thereof as of October 31, 1999, determined in accordance with United States generally accepted accounting principles ("GAAP") as shown on SCHEDULE 1.1(b) and the value of Inventories is as follows:

          (A) finished goods Inventories listed in Seller's most recent product catalog determined by the parties to be saleable within the first two (2) years after the Closing Date based on the 1/1/99 - 12/13/99 actual sales have been valued at 100% of the Rival Standard Cost (as defined in the Interim Services Agreement) as of the Closing Date, as detailed in the column entitled "Cal-99 Two Years Inventory" on SCHEDULE 1.1(a),

          (B) finished goods Inventories listed in Seller's most recent product catalog determined by the parties to be saleable from three (3) years to five (5) years after the Closing Date based on the 1/1/99 - 12/13/99 actual sales have been valued at 25% of the Rival Standard Cost as of the Closing Date, as detailed in the column entitled "Cal-99 Inv 2-5 Years" on SCHEDULE 1.1(a),


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          (C)  finished goods Inventories listed in Seller's most recent product catalog and determined by the parties not to be saleable until five (5) years after the Closing Date based on the 1/1/99 - 12/13/99 actual sales and finished goods Inventories not listed in Seller's most recent product catalog have been valued at 0% of the Rival Standard Cost as of the Closing Date,

          (D) raw material and work in process Inventories, excluding obsolete and inactive Inventories as designated by Seller, usable within the first two (2) years after the Closing Date based on two times (2x) the greater of usage over the last 12 months or the usage as shown on the forecast contained in schedule 1.1(a) have been valued at 100% of Seller's net book value as of the Closing Date,

          (E) raw material and work in process Inventories, excluding obsolete and inactive Inventories as designated by Seller, usable during the third year after the Closing Date based on the 1/1/99 - 12/13/99 actual sales have been valued at 50% of Seller's net book value as of the Closing Date, and

          (F) (x) obsolete and inactive raw material and work in process Inventories as designated by Seller and (y) raw material and work in process Inventories usable after the third year after the Closing Date based on the greater of (i) the usage of such Inventories over the 12-month period immediately preceding the date of the Closing Date Balance Sheet or (ii) projected usage from January 1, 2000 to December 31, 2000 have been valued at 0% of Seller's net book value as of the Closing Date.

          The valuation of Equipment has been extracted from the financial statements of Seller prepared on a basis consistent with the past practices of Seller and previously delivered by Seller to the Purchaser, and further calculated in accordance with the principles and procedures set forth in this Agreement. For purposes of this
          SECTION 3.2(a), the time periods in which Inventories are deemed "saleable" and "usable" have been mutually agreed to by the parties and do not constitute a representation or warranty of Seller.

     (b) CALCULATION AND PAYMENT OF PRELIMINARY PURCHASE PRICE. In consideration of the sale, assignment and delivery of the Purchased Assets by Seller to Purchaser, Purchaser hereby pays to Seller in cash or immediately available funds an amount equal to the value of the Inventories and Equipment included in the Purchased Assets as set forth on the Closing Date Balance Sheet; less the amount of the warranty reserve; plus Four Million Dollars ($4,000,000) (the "Preliminary Purchase Price") and less the Escrow Funds (defined below) which shall be deposited with First Union National Bank (the "Escrow Agent") on the Closing Date. The Escrow Funds shall consist of the following: (x) $1,000,000 (the "Performance Escrow Funds") and (y) the amount equal to the sum of 25% of the value of raw material and work in process Inventories, 10% of the value of


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          finished goods Inventories, and 25% of the value of Equipment all as shown on the Closing Date Balance Sheet (the "Asset Escrow Funds") (the Performance Escrow and the Asset Escrow Funds are collectively referred to as the "Escrow Funds"). The Escrow Agent shall hold the Escrow Funds in escrow for the benefit of the parties pursuant to an Escrow Agreement, the form of which is attached as EXHIBIT 3.2(B) to this Agreement (the "Escrow Agreement"). All interest on Escrow Funds, or portion thereof, shall be paid to the party ultimately entitled to payment of such Escrow Funds, or portion thereof.

     (c)  INTERIM RELEASES OF ESCROW FUNDS

          (i) INTERIM RELEASES OF ASSET ESCROW FUNDS. Within five (5) business days after the end of each full calendar month after the Closing Date, Purchaser and Seller pursuant to a Joint Written Direction (as defined in the Escrow Agreement) will direct the Escrow Agent to release Asset Escrow Funds to Seller in the amount equal to the sum of:

                    (A) 25% of the raw material and work in process Inventories and 10% of the finished goods Inventories (I) received by Purchaser, (II) shipped by Seller to a customer designated by Purchaser and reflected on a customer invoice, (III) received by Purchaser but identified by the Working Group to have been damaged in transit to Purchaser's facility or (IV) shipped by Seller to Purchaser and reflected on a bill of lading but lost in transit; and

                    (B) 25% of the Equipment delivered by Purchaser to a carrier for shipment at Seller's facility,

               in each case occurring during the preceding month, with such Inventories and Equipment to be valued in accordance with SECTION 3.2(a); provided that the final release of Asset Escrow Funds shall correspond with the final release of Escrow Funds pursuant to SECTION 3.2(e).

          (ii) INTERIM RELEASES OF PERFORMANCE ESCROW FUNDS. Subject to SECTION 10 of the Interim Services Agreement, within five (5) business days after the Working Group (as defined in the Interim Services Agreement) agrees that a Transition Stage (as defined in the Interim Services Agreement) has been completed, the Purchaser and Seller pursuant to a Joint Written Direction will direct the Escrow Agent to release 33% of the Performance Escrow Funds to Seller; provided that the final release of Performance Escrow Funds shall correspond with the final release of Escrow Funds pursuant to SECTION 3.2(e).

     (d) CALCULATION OF PURCHASE PRICE ADJUSTMENT. Within thirty (30) days after the Working Group agrees that the final Transition Stage has been completed, but not


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          earlier than the completion of any remedy period available to Seller under SECTION 4.4 hereof (the "Adjustment Calculation Date"), the parties shall calculate the "Purchase Price Adjustment" based on the amounts reflected on the Closing Date Balance Sheet. Such Purchase Price Adjustment shall be equal to the value of the Inventory and Equipment included in the Purchased Assets as set forth on the Closing Date Balance Sheet; LESS the value of (A) the Inventory (I) received by Purchaser, (II) shipped by Seller to a customer designated by Purchaser and reflected on a customer invoice, (III) received by Purchaser but identified by the Working Group to have been damaged in transit to Purchaser's facility or (IV) shipped by Seller to Purchase and reflected on a bill of lading but lost in transit, and (B) Equipment delivered by Purchaser to a carrier for shipment at Seller's facility, in each case included in the Purchased Assets and, with respect to Equipment valued in accordance with SECTION 3.2(a) through the Adjustment Calculation Date and, with respect to Inventories valued in accordance with the spreadsheet model presented in SCHEDULE 1.1(a), PROVIDED THAT: (i) no further depreciation and amortization shall be taken with respect to the Equipment from and after October 31, 1999; (ii) to the extent Inventories described in SECTION 1.1(a)(v), together with other Inventories on hand, exceed two years inventory, such two year limit shall not be applicable, and (iii) the Purchase Price Adjustment shall not take into account any remedies which may be available to Purchaser relating to visible damage, malfunctioning or failure to meet "Sufficiency Standards" (as defined below) of the Equipment. The Preliminary Purchase Price, as adjusted by any Purchase Price Adjustment, is referred to as the "Purchase Price."

     (e) PAYMENT OF PURCHASE PRICE ADJUSTMENT AND FINAL RELEASE OF ESCROW FUNDS. In the event the Purchase Price Adjustment is positive (a "Purchaser Adjustment"), upon completion of calculation of the Purchase Price Adjustment the parties shall direct the Escrow Agent to release to Purchaser from the Escrow Funds an amount equal to the Purchaser Adjustment, and release any remaining Escrow Funds to Seller; provided that, if the Escrow Funds shall be less than the Purchaser Adjustment, Seller shall pay the remaining balance of the Purchaser Adjustment to Purchaser in cash or immediately available funds within three (3) business days after such amount has been finally determined. In the event the Purchase Price Adjustment is negative (a "Seller Adjustment"), upon completion of calculation of the Purchase Price Adjustment the parties shall direct the Escrow Agent to release to Seller from the Escrow Funds an amount equal to the Seller Adjustment; provided that, if the Escrow Funds shall be less than the Seller Adjustment, Purchaser shall pay the remaining balance of the Seller Adjustment to Seller in cash or immediately available funds within three (3) business days after such amount has been finally determined.

     (f) RESOLUTION OF DISPUTES REGARDING CLOSING DATE BALANCE SHEET. In the event the parties cannot resolve any accounting issues relating to the Closing Date Balance Sheet or the Purchase Price Adjustment, the parties shall submit the accounting issues in dispute to binding arbitration with the accounting firm of Deloitte &


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


          Touche serving as arbitrator, to be agreed upon between the parties. Any issue other than accounting issues shall be arbitrated as set forth in ARTICLE 15.0 of this Agreement.

     (g) RESOLUTION OF DISPUTES WITHIN WORKING GROUP. If the Working Group is unable to reach agreement as to any matter as to which its determination is required under this SECTION 3, the dispute resolution mechanisms set forth in SECTION 12 of the Interim Services Agreement shall be followed.

3.3 ALLOCATION OF PURCHASE PRICE. Seller and Purchaser shall allocate the Purchase Price among the Purchased Assets for tax purposes in accordance with SCHEDULE 3.3 subject to calculation of the Purchase Price pursuant to
     SECTION 3.2.

4.0  EQUIPMENT: DAMAGE, MALFUNCTION AND RISK OF LOSS.

4.1 INSPECTION OF EQUIPMENT AT SELLER'S FACILITIES. Following the Closing, the Equipment will remain on Seller's premises, pending removal by Purchaser pursuant to the Transition Stages and to the other terms and conditions of the Interim Services Agreement. Immediately prior to Purchaser's disassembly, packing and loading of each item of the Equipment ("Disassembly"), representatives of Seller and Purchaser designated by the Working Group (the "Inspection Team") shall visually inspect each such item to determine whether any "visible damage" exists. Furthermore, with respect to Equipment that is an item of equipment or machinery, rather than tooling, dies or molds ("Machinery"), the Inspection Team shall determine at Disassembly whether each such item of Machinery is "functioning." The Inspection Team shall maintain a log of each item of Equipment loaded by Purchaser for shipment from a Seller facility and any visible damage or malfunction identified at Disassembly. In the event the Inspection Team is unable to agree as to whether any item is visibly damaged or, as to Machinery, malfunctioning, the dispute shall be resolved through mechanisms of SECTION 12 of the Interim Services Agreement. No Equipment shall be deemed visibly damaged or, as to Machinery, malfunctioning if not identified at the time of Disassembly.

     For purposes of this Agreement (i) the terms "visible damage," "visibly damaged" and the like mean damage that can be observed without testing the function of the Equipment and which is not material to the function of the Equipment; (ii) the terms "function," "functioning" and the like mean that an item of Equipment, when operated together with other appropriate Equipment, is capable of producing Products that conform within acceptable tolerances reasonable to the use intended and to the product specifications of Seller's current product catalog, with the exceptions specified on SCHEDULE 10(f) of the Interim Services Agreement and (iii) the terms "malfunction," "malfunctioning" and the like mean that an item of Equipment does not "function." Any item of Machinery that is "functioning" immediately prior to Disassembly and does not operate in materially the same manner at the time of Assembly shall be deemed to be "malfunctioning" as of the time following Disassembly for purposes of this Agreement.

4.2 INSPECTION OF EQUIPMENT AT PURCHASER'S FACILITIES. Within six (6) months of Purchaser's removal of Equipment from Seller's facilities, Purchaser shall assemble all items of Equipment and either commence manufacturing or test manufacturing capability of the Equipment, including testing all tooling ("Tooling") to determine whether or not it functions ("Assembly"). The Inspection Team shall inspect all Equipment in operation to determine any Tooling malfunction or any failure by the Equipment to operate in accordance with the "Sufficiency Standards" (as defined in SECTION
5.4 below). In the event the Inspection Team is unable to agree as to whether any Equipment, as utilized in manufacturing products, does not meet the Sufficiency Standards or, as to Tooling, malfunctions, the dispute shall be resolved through mechanisms of SECTION 12 of the Interim Services Agreement. No Equipment shall be deemed to have failed to meet the Sufficiency Standard or, as to Tooling, malfunctioning if not identified within six (6) months of Purchaser's removal of Equipment from Seller's facilities.

4.3 RISK OF LOSS, DAMAGE, MALFUNCTION. The risk of loss, damage or malfunction of Equipment shall be borne by the parties as follows:

     (a) LOSS OF EQUIPMENT. Seller shall bear the risk of loss of any items of Equipment from Closing until (but not including) Disassembly, and Purchaser shall bear the risk thereafter to the extent that any such loss is not caused by the negligence or willful misconduct of Seller, its employees or agents.

     (b) DAMAGED EQUIPMENT. Seller shall bear the risk of any damage to any items of Equipment from Closing until (but not including) Disassembly, and Purchaser shall bear the risk thereafter to the extent that any such damage is not caused by the negligence or willful misconduct of Seller, its employees or agents.

     (c) MALFUNCTIONING MACHINERY. Seller shall bear the risk of any malfunctioning Machinery from Closing until (but not including) Disassembly, and Purchaser shall bear the risk thereafter to the extent that any such malfunction is not caused by the negligence or willful misconduct of Seller, its employees or agents.

     (d) MALFUNCTIONING TOOLING. Seller shall bear the risk of any malfunctioning Tooling from Closing through Assembly to the extent that any such malfunction is not caused by the negligence or willful misconduct of Purchaser, its employees or agents, which malfunctioning does not result from any visible damage, and Purchaser shall bear the risk thereafter to the extent that any such malfunction is not caused by the negligence or willful misconduct of Seller, its employees or agents.

     (e) SUFFICIENCY OF ASSETS. Seller shall bear the risk that the Equipment, at the time of Assembly, fails to meet the Sufficiency Standard, to the extent that any such failure to meet the Sufficiency Standard is not caused by the negligence or willful misconduct of Seller, its employees or agents and which failure does not result from any visibly damaged Equipment or any malfunctioning Equipment, and Purchaser shall bear the risk thereafter.

4.4  SELLER'S RIGHTS AND PURCHASER'S REMEDIES.

     (a) LOSS OF EQUIPMENT. In the event of the loss of any item of Equipment for which Seller bears the risk, Seller shall, at its sole cost and expense, replace the lost item of Equipment with an item of Equipment of comparable age, quality and function.

     (b) DAMAGED MACHINERY. Subject to the limitations of the "Cap" as set forth in SECTION 13.3(b), in the event of visible damage to any item of Machinery for which Seller bears the risk, Seller shall have the opportunity within thirty (30) days of such visible damage being identified to repair such visible damage. If Seller does not repair such visible damage, Purchaser's remedy shall be limited to one hundred percent (100%) of the replacement cost of an item of Machinery of comparable age, quality and function. Notwithstanding the foregoing, if the Working Group agrees that any visible damage to Machinery occurred between the Closing and Disassembly and did not result from Seller's gross negligence or willful misconduct, Purchaser's remedy shall be limited to fifty percent (50%) of the replacement cost of an item of Machinery of comparable age, quality and function (visible damage excepted).

     (c) MALFUNCTIONING MACHINERY. Subject to the limitations of the Cap as set forth in SECTION 13.3(b), in the event any item of Machinery is malfunctioning for which Seller bears the risk, Seller shall have the opportunity within thirty (30) days of such malfunction being identified to replace or repair such Machinery. If Seller does not replace or repair such malfunctioning Machinery, Purchaser's remedy shall be limited to one hundred percent (100%) of the replacement cost of an item of Machinery of comparable age, quality and function (malfunction excepted). Notwithstanding the foregoing, if the Working Group agrees that any Machinery became malfunctioning between the Closing and Disassembly and did not result from Seller's gross negligence or willful misconduct, Purchaser's remedy shall be limited to fifty percent (50%) of the replacement cost of an item of Machinery of comparable age, quality and function (malfunction excepted).

     (d) VISIBLY DAMAGED OR MALFUNCTIONING TOOLING. In the event any item of Tooling is visibly damaged or malfunctioning for which Seller bears the risk, Seller shall have the opportunity for a period of thirty
          (30) days after the visible damage or malfunction is identified to remedy such visible damage or malfunction, by means of reengineering, repair, or replacement. Purchaser agrees reasonably to cooperate with Seller in Seller's attempts to effect such remedy. If Seller is unable to remedy such visible damage or malfunction, Purchaser's remedy with respect to any individual item of Tooling shall be limited to seventy five percent (75%) of the replacement cost of a new item of Tooling of comparable quality and function (damage and malfunction excepted); PROVIDED HOWEVER, that Seller's aggregate liability to Purchaser with respect to visibly damaged or malfunctioning Tooling shall not exceed One Million Dollars ($1,000,000).

     (e) SUFFICIENCY OF ASSETS. In the event that after Assembly the Equipment fails to meet the Sufficiency Standard, Seller shall have the opportunity for a period of thirty (30) days after the insufficiency is identified to remedy such insufficiency, by means of reengineering, repair, replacement, providing additional items of equipment or other means. Purchaser agrees reasonably to cooperate with Seller in Seller's attempts to effect such remedy. If Seller is unable to remedy such insufficiency, Purchaser's remedy shall be as set forth in, and subject to the limitations of, ARTICLE 13 hereof.

     (f) TOOLING NOT UTILIZED IN MANUFACTURE OF PRODUCTS. Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability to Purchaser whatsoever with respect to any visible damage, malfunction or failure to meet Sufficiency Standards of Tooling that is not utilized in the manufacture of Products ("Extra Tooling").

     (g) INSURANCE PROCEEDS. Any insurance proceeds relating to the loss, damage or other casualty loss to Equipment shall be payable to the party who bears the risk of loss for such Equipment.

     (h) PROVISIONS CONTROLLING. To the extent that this ARTICLE 4 provides additional rights to Seller, or restrictions on remedies of Purchaser, to those provided elsewhere in this Agreement, including without limitation ARTICLE 13 hereof, the provisions of this ARTICLE 4 shall control.

5.0 REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTOR. Seller and Guarantor, jointly and severally, hereby represent and warrant to Purchaser that:

5.1 CORPORATE ORGANIZATION. Seller and Guarantor are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation and each has all requisite power and authority to own, lease, license and operate its properties and assets and to conduct the business now owned, leased, licensed and operated by it. Seller is duly qualified, licensed or domesticated and in good standing in each jurisdiction where the nature of its activities or the character of the properties owned, leased or operated by it in connection with the Business, require such qualification, licensing or domestication, except where such failure to qualify would not have a Material Adverse Effect on the Condition of the Business.

5.2 CORPORATE AUTHORIZATION, CERTAIN CORPORATE ACTIONS, NO CONFLICTS. Seller and Guarantor each have all requisite power and authority to execute and deliver this Agreement and all necessary corporate proceedings have been taken to authorize the execution, delivery and performance by Seller and Guarantor of this Agreement and the transactions described herein. This Agreement is the legal, valid and binding obligation of Seller and Guarantor, and is enforceable as to Seller and Guarantor in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies. Except as set forth on the DISCLOSURE SCHEDULE, neither the execution, delivery nor performance of this Agreement by Seller or Guarantor, nor consummation of the transactions contemplated hereby, will, with or without the giving of notice or the passage of time, or both, either (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's or Guarantor's charter, bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment, or decree to which Seller or Guarantor is a party or by which Seller or Guarantor or any of their properties may be bound or affected or (ii) except as set forth on the DISCLOSURE SCHEDULE, require any waiver, consent, approval, authorization or action of or filing with any third party.

5.3 FINANCIAL INFORMATION. Included as SCHEDULE 5.3 are the summary financial schedules for the Business for the eleven months ending May 31, 1999, the twelve months ending June 30, 1997, June 30, 1998 and June 30, 1999, and the four months ending October 31, 1999, as previously provided to Purchaser, and the year-to-date sales by major product line as of November 30, 1999 (the "Financial Statements"). The Financial Statements, and all other financial information of the Seller (including without limitation the profit/loss, sales and inventory information and analysis prepared by Pricewaterhouse Coopers) delivered to the Purchaser, fairly present the results of operations of the Business as of said dates, having been extracted from the financial statements of Seller, which financial statements of Seller have been prepared in accordance with GAAP, applied on a basis consistent with prior applications of those principles, subject to year end adjustments and footnotes in the case of any interim financial statements. Seller further represents, and Purchaser acknowledges, that due to the fact that the Business is comprised of divisions of Seller, the Financial Information reflects pro rata allocations for the Business' portion of certain expenses of Seller, such as corporate overhead, space, information systems, taxes and other support functions, rather than actual expenses relating to the Business.

5.4 OPERATIONS OF THE BUSINESS; ADEQUACY OF PURCHASED ASSETS. As of the Closing Date, the Business is operated only through Seller and not through any other direct or indirect subsidiary or affiliate of Seller, Guarantor, other member of Seller's Group or otherwise. Except as set forth in the DISCLOSURE SCHEDULE and provided that Purchaser utilizes human and capital resources that are consistent with such resources utilized by Seller in its manufacture of Products, the Purchased Assets comprise all the assets, properties and rights of every type and description, used in or necessary to the operation of the Business in the ordinary course and, except as set forth in the DISCLOSURE SCHEDULE, are adequate to support the Rival Master Forecasts at Closing and the MEH Master Forecasts (both as defined in the Interim Services Agreement) (the "Sufficiency Standard"), and, except as set forth in the DISCLOSURE SCHEDULE, no Person (as defined in SECTION 5.26 below) other than the Seller has any ownership interest in any such assets. Except as disclosed in the DISCLOSURE SCHEDULE, as of the Closing Date all items of Equipment (except for the Extra Tooling) are in operating condition, are fit for the purposes intended and have been maintained in accordance with good industry standards (the "Closing Condition"). All Extra Tooling is sold "AS IS."

5.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the DISCLOSURE SCHEDULE, since October 31, 1999 there has not been any Material Adverse Change in the Condition of the Business (as defined in SECTION 5.26 below), or event or development likely to give rise to a Material Adverse Change in the Condition of the Business, and Seller has not, in any amount or manner with respect to the Business (a) sold, transferred, leased to others or otherwise disposed of any of the assets necessary to operate the Business, except for inventory sold in the ordinary course of business; (b) waived or released any right of value relating to the Business except in the ordinary course of business; (c) received any notice of termination of or otherwise lost any contract, lease, license or other agreement relating to the Business or failed to perform in all material respects all of its obligations, or suffered or permitted any material default to exist, under, any contract, lease, agreement or license material to the Business; (d) had any actual or threatened employee strikes, work stoppages, slow-downs or lockouts affecting the Business; (e) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or otherwise failed to preserve or permit to lapse, any license, patent, copyright, trademark, trade name, invention or similar right relating to the Business, or modified any existing right with respect thereto; (f) made any change in the rate of compensation, commission, or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to any salesman, distributor, representative or agent of Seller relating to the operation of the Business except in the ordinary course of business; (g) made any capital expenditures or capital additions or betterments in excess of an aggregate of Twenty-Five Thousand Dollars ($25,000); (h) made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with prudent business practices; (i) made any change in accounting methods in any way affecting the Purchased Assets; (j) made any change in its business or operations or in the manner of conducting its business or incurred any obligations or liabilities, except in each case in the ordinary course of business consistent with past practices; (k) permitted or allowed any of the Purchased Assets to be mortgaged, pledged or subjected to any lien, encumbrance, restriction or charge of any kind; or (l) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (l) above.

5.6 UNDISCLOSED LIABILITIES. As of the Closing Date, Seller in its operation of the Business does not have any outstanding material liabilities incurred outside the ordinary course of business, including debts, liabilities or obligations, or relating to any warranty, infringement, taxes, employee liabilities, product liability, litigation, or environmental matter, except as described in the DISCLOSURE SCHEDULE.

5.7 PROPERTIES. Except as disclosed in the DISCLOSURE SCHEDULE, Seller has good, marketable and legal title to, or holds by valid and existing lease or license, free and clear of all mortgages, pledges, liens, or security interests, each piece of property included as a

     Purchased Asset (including without limitation each asset listed on the Closing Date Balance Sheet).

5.8 LITIGATION; ORDERS. Except for pending product liability claims required to be disclosed pursuant to Section 5.21 hereof, there is no material claim, legal action, administrative proceeding, governmental investigation, arbitration or other proceeding (collectively, "Litigation") pending, nor to Seller's Knowledge threatened, against Seller or Guarantor or any other member of Seller's Group arising from or otherwise relating to the Business, and Seller has no reason to be aware of any basis for the same except as consistent with past Litigation arising from or otherwise relating to the operation of the Business in the ordinary course. As of the date hereof, there is no judgment or outstanding order, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration) against Seller, Guarantor or any other member of Seller's Group relating to the Business that would prohibit the consummation of the transaction contemplated by this Agreement. No citations, fines or penalties have been asserted against Seller, Guarantor or any other member of Seller's Group with respect to operation of the Purchased Assets in the Business since January 1, 1996, under a federal, state or local law relating to air or water pollution or other environmental protection matters, or relating to occupational health or safety.

5.9 INTELLECTUAL PROPERTY. SCHEDULES 1.1(f)(i), 1.1(f)(ii) AND 1.1(f)(iv) contain complete and correct lists of all the patents, registered trademarks and registered copyrights and applications for the foregoing, both domestic and foreign, presently owned and used by Seller relating exclusively to the Business. All of the Intellectual Property and Know-How is valid and in full force and effect and, except as set forth in the DISCLOSURE SCHEDULE, Seller has not received any notice or claim that any of the Intellectual Property or Know-How is invalid or unenforceable by it. Except as set out in the DISCLOSURE SCHEDULE, the Intellectual Property and Know-How are owned by Seller free and clear of any license, sublicense, agreement, right, understanding, judgment, order, decree, stipulation, lien, charge or encumbrance of any kind. The rights being transferred to Purchaser pursuant to this Agreement (including the limited rights to the "Patton" and "Titan" tradenames transferred pursuant to the License Agreement of even date herewith between the Seller and Purchaser (the "License Agreement") and the license agreement with Joseph Armbruster assigned to Purchaser and more particularly described in the SCHEDULE 1.1(d)), including rights to the Intellectual Property and Know-How, constitute all such rights necessary to produce, market, support and sell the Products of the Business as produced, marketed, supported and sold by Seller and to conduct the Business as currently conducted by the Seller. None of the Intellectual Property or any of the technology covered thereby or any of the Know-How has been misappropriated from any Person. Seller is not infringing upon or otherwise acting adversely to any intellectual property owned by any other Person, and there is no material claim or action by any Person pending, or to Seller's Knowledge threatened, with respect thereto. Except as described in the DISCLOSURE SCHEDULE, to Seller's Knowledge there is no infringement or improper use by any third party of the Intellectual Property or the Know-How relating to the Business, and there is no action or proceeding instituted by Seller pending in which an act constituting an infringement of any of the rights to such Intellectual Property or

     Know-How was alleged to have been committed by a third party. Seller has not taken or omitted to take any action that would have the effect of waiving any rights to any Intellectual Property or Know-How related to the Business. The DISCLOSURE SCHEDULE lists all licenses, sublicenses or agreements relating to the use by third parties of the Intellectual Property and Know-How, or the use by the Business of the Intellectual Property of another Person, and there is no default under any such license, sublicense or agreement.

5.10 LABOR MATTERS. As of the date hereof, at Seller's facilities where the Business is operated and relating to the manufacturing of products utilizing the Purchased Assets, (a) there is no collective bargaining agreement or any labor dispute involving employees of the Business and (b) there is no labor strike or work stoppage pending or, to Seller's Knowledge, threatened.

5.11 COMPLIANCE WITH LAWS. Except as disclosed in the DISCLOSURE SCHEDULE, (a) the conduct of the Business materially complies with all applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (b) to Seller's Knowledge, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings that would be applicable to the Business as operated by Seller and that could have a Material Adverse Effect on the Condition of the Business as operated by Seller.

5.12 TAXES. Except as disclosed in the DISCLOSURE SCHEDULE, other than liens for taxes not yet due and payable, there are no unpaid taxes, deficiencies, assessments, penalties, interest or other governmental charges relating to the income, receipts, payrolls, transactions, capital or other operations of the Business which are or could become a lien on any of the Purchased Assets. There have been no examinations pending against, no claims have been asserted against, and there are no unexpired waivers of any statute of limitations with respect to any taxes, deficiencies, assessments, penalties, interest or other governmental charges which could become liens on any of the Purchased Assets.

5.13 CONTRACTS.

     (a) Except for the Contracts listed or described in SCHEDULE 1.1(d), none of the Contracts included in Purchased Assets:

          (i) relates to a mortgage, indenture, security agreement or other agreement or instrument relating to the borrowing of money by, or any extension of credit to, or any guarantee by, Seller, or any obligation to which Seller is directly or contingently liable;

          (ii) contains or relates to covenants or other provisions limiting Seller's (or any other Person's) right to compete in any line of business or with any person or in any area;

          (iii) is or relates to a license agreement, either as licensor or licensee;

          (iv) is or relates to a consulting arrangement, employment agreement or similar type arrangement;

          (v) provides for or relates to any sharing of profits with others or any joint venture or similar enterprise;

          (vi) involves any remaining or unsatisfied obligation outside of the ordinary course of business (i) to make capital expenditures (whether through the purchase of real or personal property or otherwise) involving Twenty Thousand Dollars ($20,000) or more in the case of any one item or group of items, (ii) to purchase goods involving Twenty Thousand Dollars ($20,000) or more in the case of any one item or group of items, or (iii) to supply products or provide services involving Twenty Thousand Dollars ($20,000) or more in the case of any one item or group of items;

          (vii) involves any sales agency, manufacturer's representative, distributorship, marketing, consignment or similar type arrangement or agreement (whether foreign or domestic);

          (viii) is any other agreement, contract, lease or commitment outside the ordinary course of business that in any case involves payment or receipts of more than Twenty Thousand Dollars ($20,000) or relates to suppliers of the Business (whether foreign or domestic) or that is in any way material to the Business.

     (b) Except for agreements and arrangements listed in SCHEDULE 1.1(d) or the DISCLOSURE SCHEDULE, Seller is not a party to any agreements (i) relating to the Purchased Assets or (ii) with any employees who will be employed by Purchaser after Closing.

     (c) Except as disclosed in the DISCLOSURE SCHEDULE , the Contracts are legal, valid, and effective in accordance with their terms, do not require any consent or assignment to transfer to Purchaser and there does not exist thereunder any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by any party thereto.

     Except as disclosed in the DISCLOSURE SCHEDULE, neither Seller nor any other party to a Contract is in material breach thereof or default thereunder, and to Seller's Knowledge there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default. Except as otherwise set forth in the DISCLOSURE SCHEDULE, all Contracts described or reflected therein are in full force and effect. To the extent any Contract (other than purchase orders or sales orders) requires the consent, notice or approval of another party to be transferred, such necessary consent, notice or approval requirement is designated on the DISCLOSURE SCHEDULE. Seller has provided Purchaser true, complete and correct copies of all written Contracts other than open purchase orders or sales orders, PROVIDED THAT Seller has provided a copy of the form agreement used with regard to representatives and distributors only.

5.14 INVENTORIES. Except for raw material, components or work in process utilized in Seller's manufacture of finished goods or components for Purchaser under the Interim Services Agreement, as to which the representations and warranties contained in the Interim Services Agreement only are made, all Inventories are of a quality usable and salable in the ordinary course of business and have been valued in accordance with SECTION 3.2(a), provided that Company does not warrant that Inventories consisting of finished goods will be free of customer or consumer warranty claims. Company makes no representation or warranty with respect to the salability of the Inventories except as expressly provided herein. All Inventories are located at the locations set forth on the DISCLOSURE SCHEDULE.

5.15 BACKLOG. The DISCLOSURE SCHEDULE lists all of Seller's open orders to supply goods or services which were not complete on December 14, 1999.

5.16 CONSENTS, APPROVALS, ETC. There are no filings required to be made by Seller, Guarantor or any other member of Seller's Group with, and there are no consents, approvals, permits or authorizations required to be obtained by Seller, Guarantor or any other member of Seller's Group from, governmental and regulatory authorities or instrumentalities of the United States, the several states or any other jurisdiction in connection with the execution and delivery of this Agreement by Seller and Guarantor and the consummation by Seller and Guarantor of the transactions contemplated hereby.

5.17 LICENSES AND PERMITS. Seller has all material governmental licenses and permits necessary to conduct the Business, each of which is set forth on the DISCLOSURE SCHEDULE. Such licenses and permits are valid and in full force and effect. There is not any proceeding pending or threatened to limit, suspend or revoke any such license or permit.

5.18 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth on the DISCLOSURE SCHEDULE, Seller has no agreement, understanding, obligation, indebtedness, contract or commitment in connection with or affecting the Business or the Purchased Assets with any member of Seller's Group (i) that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium and (ii) the cancellation of which will have a Material Adverse Effect on the Condition of the Business.

5.19 ENVIRONMENTAL MATTERS. Without in any manner limiting the scope of the representations set forth elsewhere in this Agreement, except as set forth on the DISCLOSURE SCHEDULE, the manufacturing operations of the Business with the Purchased Assets currently are in material compliance with, and Seller (with respect to the Business and Purchased Assets only) has not received written notice of violations under or notice of any fact upon which any material violation could be based under, any federal, state or local environmental laws as enacted, re-authorized and amended or regulation, guidance, orders or decrees promulgated or issued pursuant to any such law, except for any noncompliance that would not have a Material Adverse Effect on the Condition of the Business.

5.20 EQUIPMENT LEASES. There are no Leases for Equipment included in the Purchased Assets.

5.21 DEFECTS IN PRODUCTS OR DESIGNS; PRODUCTS.

     (a) To Seller's Knowledge, except for those product features (or lack thereof) that have been alleged to constitute a defect in design or manufacture of Products in those product warranty and product liability matters set forth on the DISCLOSURE SCHEDULE, or which relate to Seller's past warranty claim experience, there are no defects in the design or manufacture of Products that would materially adversely affect the performance or quality of the Products.

     (b) The DISCLOSURE SCHEDULE sets forth the summary warranty cost data of Seller since July 1, 1997. The products manufactured and sold by Seller have been designed and manufactured in compliance with all regulatory, engineering, industrial and other codes generally recognized as being applicable thereto. Except as set forth on the Disclosure Schedule, since January 1, 1996, none of the Products has been the subject of any voluntary or involuntary recall campaign performed by Seller or any voluntary or involuntary recall campaign required by, or performed in cooperation with, any governmental agency, that would adversely affect the performance or quality of such Products. Seller has received no written statements, citations or decisions by any governmental or regulatory body specifically stating that any Product made, manufactured, constructed, distributed, sold, leased, supported or installed at any time by Seller is defective or unsafe or fails to meet any standards promulgated by any such governmental or regulatory body. Except as set forth on the DISCLOSURE SCHEDULE, no product liability claims are presently pending (as to which Seller has been properly served) or, to Seller's Knowledge, threatened. To Seller's Knowledge and except as disclosed on the DISCLOSURE SCHEDULE, no fact exists relating to any Product that may impose upon the Seller or Purchaser a duty to recall any Product or a duty to warn customers of a defect in any Product.

5.22 CUSTOMERS AND SUPPLIERS. The DISCLOSURE SCHEDULE lists, by dollar volume paid for the twelve month period ended June 30, 1999, the ten (10) largest customers of the Business, with dollar volume listed ("Customers") and the ten (10) largest suppliers of the Business ("Suppliers"). Seller has received no written notice from any of the Customers or Suppliers that such Customer or Supplier will discontinue a substantial portion of the business it conducts with the Business, which notice states a schedule or time period for such discontinuation and, to Seller's Knowledge (i) no Customer or Supplier has informed any of the individuals named in SECTION 5.26 that such Customer or Supplier will discontinue a substantial portion of the business it conducts with the Business and has informed such individual of a schedule or time period for such discontinuation (ii) no Customer has informed any of such individuals that such Customer will discontinue purchasing Products as a result of Purchaser's acquisition of the Purchased Assets and the continuation of the Business following the Closing and (iii) no Supplier has informed any of such individuals that such Supplier will discontinue supplying materials for the

     Business as a result of Purchaser's acquisition of the Purchased Assets and the continuation of the business following the Closing.

5.23 LETTERS OF CREDIT, SURETY BONDS, GUARANTEES. There are no letters of credit, performance or payment bonds, guaranty arrangements and surety bonds of any nature relating solely to the Business.

5.24 ALL MATERIAL INFORMATION; DISCLOSURE. To Seller's Knowledge, all matters which are not generally known to the public or to the industry in which Seller operates the Business and which could reasonably have a Material Adverse Effect on the Condition of the Business, have been disclosed to Purchaser. No representation or warranty made herein by Seller or Guarantor, and no statement contained in any certificate or other instrument furnished or to be furnished to Purchaser in connection with the transaction contemplated by this Agreement (all of which statements shall be deemed to have been made by Seller and Guarantor for all purposes of this Agreement), contains or will contain any untrue statement of a material fact or omits or will omit to state any material facts necessary to make the information contained therein not misleading.

5.25 BROKERS. Neither the Seller nor the Guarantor has entered into any arrangement for the provision of services in connection with this Agreement or the transactions contemplated hereby that may give rise to an obligation to pay any brokers' or finders' fees or other commissions, except with respect to Seller's arrangement with Goldsmith-Agio-Helms (for which Seller and Guarantor shall remain exclusively liable).

5.26 CERTAIN DEFINED ITEMS. References in SECTIONS 5.1 THROUGH 5.25 and elsewhere in this Agreement to (i) "Seller's Knowledge" shall mean the facts and circumstances that Seller or Guarantor knew or should have known after appropriate inquiry, PROVIDED THAT appropriate inquiry of employees of Seller and Guarantor shall be deemed to have been made by inquiry of the following individuals: Ira B. Morgenstern; Michael Pignataro; Dennis Neibrook, Roger Vesser, Bill Yager, Ann Thompson, Donald Long, Edward Johnson and Joyce Moritz, except that with respect to SECTION 5.21 the list of such individuals shall also include Darrell Sanders and Ayekut Ozgunay; each of these named individuals has reviewed this Article 5.0 and has provided to Seller the information known to such individuals regarding the representations and warranties contained herein; (ii) "Material Adverse Change in the Condition of the Business" or "Material Adverse Effect on the Condition of the Business" shall mean a change or effect that likely would have a material adverse change or effect on the Purchased Assets or the results of operations of the Business; and (iii) "Person" shall mean any individual, corporation, limited liability company, partnership, proprietorship, trust or other entity of any kind.

6.0 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller that:

6.1 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, license and operate its properties and assets and to conduct the businesses now owned, leased, licensed and operated by it. Purchaser is duly qualified, licensed or domesticated and in good standing in each jurisdiction where the nature of its activities or the character of its properties require such qualification, licensing or domestication.

6.2 CORPORATE AUTHORIZATION, CERTAIN CORPORATE ACTIONS, NO CONFLICTS. Purchaser has all requisite power and authority to execute and deliver this Agreement and all necessary corporate proceedings have been taken to authorize the execution, delivery and performance by Purchaser of this Agreement and the transaction described herein. This Agreement is the legal, valid and binding obligation of Purchaser, and is enforceable as to Purchaser in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies. Neither the execution, delivery, nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment, or decree to which Purchaser is a party or by which Purchaser may be bound or affected.

6.3 LITIGATION; ORDERS. As of the date hereof, there is no judgment or outstanding order, injunction, decree, stipulation or award, or pending or threatened claims, suits or litigation against Purchaser that would prohibit the consummation of the transaction contemplated by this Agreement.

6.4 CONSENTS, APPROVALS, ETC. There are no filings required to be made by Purchaser with, and there are no consents, approvals, permits or authorizations required to be obtained by Purchaser from, governmental and regulatory authorities or instrumentalities of the United States, the several states or any other jurisdiction in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated hereby.

6.5 ALL MATERIAL INFORMATION; DISCLOSURE. No representation or warranty made herein by Purchaser, and no statement contained in any certificate or other instrument furnished or to be furnished to Seller in connection with the transaction contemplated by this Agreement (all of which statements shall be deemed to have been made by Purchaser for all purposes of this Agreement), contains or will contain any untrue statement of a material fact or omits or will omit to state any material facts necessary to make the information contained therein not misleading.

6.6 BROKERS. Purchaser has not entered into any arrangement for the provision of any services in connection with this Agreement or the transactions contemplated thereby that may give rise to an obligation to pay brokers' or finders' fees or other commissions.

7.0  DELIVERIES AT CLOSING

7.1 DELIVERIES BY SELLER AND GUARANTOR. Seller and Guarantor hereby deliver the following to Purchaser:

     (a) certificates executed by an executive officer of Seller and Guarantor, respectively, as to authorization, incumbency and the investigations required by the provisions of Article 5.0, in the form attached as
          EXHIBIT 7.1(a);

     (b) an opinion of legal counsel to Seller and Guarantor, substantially in the form of EXHIBIT 7.1(b);

     (c) the Bill of Sale and Assignment in the form attached as EXHIBIT 7.1(c), duly executed by an executive officer of Seller and all other documents, certificates and agreements necessary to transfer to Purchaser good, marketable and legal title to the Purchased Assets, free and clear of any and all liens thereon including, in addition to such Bill of Sale and Assignment and without limitation;

     (d) assignments of all Intellectual Property and Contracts in the forms attached as EXHIBIT 7.1(d), duly executed by an executive officer of Seller;

     (e) the License Agreement, duly executed by an executive officer of Seller;

     (f) the Interim Services Agreement, duly executed by an executive officer of Seller;

     (g) evidence of release of all liens, charges and encumbrances on the Purchased Assets; AND

     (h)  the Closing Date Balance Sheet is a form satisfactory to Purchaser.

7.2  DELIVERIES BY PURCHASER. Purchaser hereby delivers the following to Seller:

     (a) a certificate executed by an executive officer of Purchaser as to authorization and incumbency, in the form attached as EXHIBIT 7.2(a);

     (b)  an opinion of legal counsel to Purchaser, substantially in the form of
          EXHIBIT 7.2(b);

     (c) assignments of all Intellectual Property and Contracts in the forms attached as EXHIBIT 7.1(d), to the extent required to be executed by an executive officer of Purchaser;

     (d) the License Agreement, duly executed by an executive officer of Purchaser;

     (e) the Interim Services Agreement, duly executed by an executive officer of Purchaser; and

     (f) the Preliminary Purchase Price to the Seller and the Escrow Funds to the Escrow Agent as described herein.

8.0  POST-CLOSING OBLIGATIONS.

8.1 PRODUCT MARKING. Following Closing, all products manufactured by, or manufactured by third parties pursuant to orders of, Purchaser relating in any way to the Business, including without limitation, Products, shall be indelibly imprinted, stamped or otherwise tagged with a distinctive identifying mark which distinguishes all such products from products manufactured by Seller either prior to or after Closing.

8.2 ACCESS AFTER CLOSING. After the Closing, upon reasonable written notice, Purchaser, Seller and Guarantor shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives reasonable access, during normal business hours, to such information (including records pertinent to the Business) and assistance relating to the Business as is reasonably necessary for operations, financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any tax claim or assessment. In the case of Seller and Guarantor, such assistance shall include access to any and all documents, records, files and correspondence relating to the Business, and Seller and Guarantor will use reasonable efforts to maintain at their offices or in offsite storage for the longer of seven (7) years from its date or two (2) years after the Closing Date any such documents, records, files and correspondence that could be needed by Purchaser. In the case of Purchaser, such assistance shall include reasonably prompt written response to reasonable written inquiries of Seller related to such financial reporting, accounting and tax matters, cooperation in responding to audit reports made by taxing authorities to Seller regarding the Business, assisting Seller (including making its employees reasonably available (consistent with and subject to their normal business activities) at reasonable expense to Seller) in defending any lawsuits or claims against Seller with respect to Excluded Liabilities or relating to the operation of the Business by Seller prior to the Closing Date and, at Seller's request and expense, participation in audits conducted with respect to Seller. Purchaser shall use reasonable efforts to retain the books and records of Seller included in the Purchased Assets for a period of seven (7) years after the Closing. After the end of such respective retention period, before disposing of such books or records, Purchaser, Guarantor, Seller, as the case may be, shall use their best efforts to give notice to such effect to Guarantor, Seller or Purchaser, as the case may be, and such parties, within a reasonable time after the receipt of such notice, will notify the others whether to destroy such documents or whether it will, at its cost and expense, remove and retain all or any part of such books or records as it may select.

8.3 COVENANT NOT TO COMPETE. The parties acknowledge and agree that Purchaser is acquiring, and the consideration paid by Purchaser hereunder reflects, the goodwill of the Business associated with the manufacture, marketing and/or sale of (A) those air circulators, heaters, work lights, ventilators and other products under the Patton brand name identified in the product brochures attached hereto as
     EXHIBIT 8.3(i) (together with any products designed, manufactured, marketed and sold by Purchaser based on the designs and manufacturing processes of such products, whether or not under the Patton name, the "Patton Industrial Lines") into and through "Industrial and Commercial Channels" (as defined below), and (B) products offered through the Building Supply Division. Seller has devoted significant design, product development and promotion efforts to the manufacture, marketing and sale of retail and consumer air circulators, which have substantially identical designs and manufacturing processes to air circulators in the Patton Industrial Lines listed on
     Schedule 8.3 (including options) and which are sold under the Patton name (the "Patton Retail Lines"), into and through "Retail and Consumer Channels" (as defined below). The parties further acknowledge and agree that Seller intends to continue the manufacture, marketing and sale of the Patton Retail Lines, and that the consideration received by Seller hereunder reflects the retention by Seller of the goodwill associated therewith. Therefore, as an inducement to enter into this Agreement and in partial consideration for the payment to Seller of the Purchase Price and the transfer of the Purchased Assets to Purchaser, the parties agree that for a period of two (2) years following the Closing Date:

     (a) Neither Seller, Guarantor nor any other member of Seller's Group (excluding for these purposes any individuals; the "Seller Covenant Group") will engage in any business which competes with (a) the manufacture, marketing and/or sale of products in the Patton Industrial Lines through Industrial and Commercial Channels or (b) the manufacture, marketing and sale of products currently offered through the Building Supply Division, or products substantially similar thereto, through any distribution channels, other than manufacturing by Seller for Purchaser as contemplated by the Interim Services Agreement; and

     (b) Neither Purchaser, nor any parent, subsidiary or affiliate thereof (excluding for these purposes any individuals; the "Purchaser Covenant Group") will engage in any business which competes with the manufacture, marketing and/or sale of products in the Patton Retail Lines through Retail and Consumer Channels.

     For purposes of this Agreement: (i) the term "compete" includes (A) owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization (collectively, an "Entity") which is so engaged, (B) consulting with, advising or assisting in any way any Entity which is now or becomes a competitor of Purchaser or Seller, as the case may be, in the business areas where these noncompetition covenants are effective, (C) manufacturing products on a private label basis for, or licensing Know-How or Intellectual Property or otherwise transferring to, any such Entity, and (D) engaging in any practice, the sole intent of which is to evade the provisions of these covenants not to compete; (ii) the term "Industrial and Commercial Channels means those distribution channels which do not normally sell products directly to homeowners, including without limitation industrial wholesale distributors, electrical wholesalers, contract and plumbing supply distributors and other non-consumer, non-retail distribution channels; and (iii) the term "Retail and Consumer Channels" means those distribution channels which normally sell products directly to consumers, including hardware stores and consumer oriented building supply stores, such as Home Depot, Home Base and Lowes, and mass merchandising stores, such as Wal-Mart, Target and K-Mart. The parties acknowledge and agree that the Industrial and Commercial Channels and the Retail and Consumer Channels are mutually exclusive, and an individual distributor, wholesaler, store or other final distribution channel cannot be included within both Channels. However, to the extent that a single distribution entity engages in both distribution Channels by maintaining two distinct entities with no significant crossover as to personnel, buying strategies, attendance at trade shows, etc., such distinct entities can be deemed to be in separate distribution Channels for purposes of this Agreement. Seller acknowledges that Purchaser currently markets and sells certain products under the "Southern Comfort", "Farenheat", and "Kensington" brand name through the Retail and Consumer Channels (the "Current Purchaser Products"). Seller acknowledges that nothing herein shall prohibit Purchaser from continuing to market and sell such the Current Purchaser Products through the Retail and Consumer Channels.

8.4  EXCEPTIONS TO COVENANT.

     (a) In the event that any member of the Seller Covenant Group or the Purchaser Covenant Group, as the case may be, acquires an entity or business, or an interest in an entity or business, a part or division of which engages in a business that would be violative of the covenants contained in SECTION 8.3, such member shall have a period of six (6) months after closing of such acquisition to divest of all operations that violate such covenants, and such acquisition and divestiture shall not be prohibited by or deemed a breach of this Agreement.

     (b) Seller may market, distribute and sell, in its sole discretion and without limitation, any products included in inventory not included within the Inventories purchased by Purchaser as part of the Purchased Assets.

     (c) Seller's Group may continue to manufacture, market and sell lines of ceiling fans into the Retail and Consumer Channels.

8.5 CONFIDENTIALITY AND NON-SOLICITATION. As an further inducement to Purchaser to enter into this Agreement and in partial consideration of the payment to Seller of the Purchase Price, the Seller and Guarantor agree that for a period of five (5) years after the date hereof that neither Seller, Guarantor nor any other member of Seller's Group will:

     (a) Divulge to any person, firm or corporation any confidential information relating to the Business, including without limitation customers, customer lists, Know-How, contracts, prices, suppliers or other business practices, unless and until (i) such information shall have ceased to be confidential as evidenced by general public knowledge or availability through public sources, (ii) such disclosure is required in order for Seller or any member of Seller's Group to continue its business operations as contemplated by and not in violation of this Agreement and (iii) disclosure is required under order of a court or other body having jurisdiction, provided that Seller shall have given prior notice to Purchaser of any hearing or other proceeding in which the matter of such disclosure is to be heard; or

     (b) Without the prior written approval of Purchaser, offer employment to or attempt to induce the termination of the employment relationship with Purchaser of any of Seller's former employees who are employed by Purchaser after Closing.

8.6 PRESS RELEASE. The parties agree to issue only those press releases and such other forms of public notification announcing the transaction contemplated hereby as is consented to in advance by the other party, such consent not to be unreasonably withheld.

8.7 FURTHER ASSURANCES. After the Closing and for no further consideration, Seller and Guarantor (on the one hand), and Purchaser (on the other) shall
     (a) perform all reasonable acts (including without limitation, the use of their commercially reasonable efforts to enable the other party to accomplish transfer registration, permits, approvals, and the like as contemplated by this Agreement), and (b) execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments as the other party or its counsel may reasonably request, in each case, to vest in Purchaser or protect Purchaser's right, title and interest in, and enjoyment of, the Purchased Assets or to carry out the provisions and purposes of this Agreement.

8.8 WARRANTY RETURNS OR CREDITS. Subject to SECTION 2.0(d) with regard to Excluded Product Liability Matters, in the event that any Seller Products or any other products as to which Purchaser bears warranty liability are returned or delivered to Seller or any member of Seller's Group, Seller shall follow Purchaser's instructions with regard to such products and Purchaser shall process such returns or deliveries in accordance with its customary business practices. Subject to SECTION 2.0(d) with regard to Excluded Product Liability Matters, if any customer of Seller credits the value of any warranty claims against any of its accounts payable to Seller with respect to Seller Products, Seller and Purchaser shall reasonably cooperate to make appropriate adjustment to the Purchase Price or otherwise to reimburse Seller in the amount of Purchaser's obligation for such credit.

9.0  EMPLOYEES.

     Purchaser has offered employment to those employees listed on SCHEDULE 9.0, which Schedule sets forth the date on which Seller will terminate the employment of such employees. Upon termination, Seller shall release such employees from any post-employment non-competition covenants. Purchaser does not assume any employee-related liabilities or expenses based on events or pursuant to service by such employees prior to Closing, including without limitation under any employee benefit plans, and Seller does not assume any such liabilities or expenses for any period after Closing.

10.0 AUTHORIZATIONS. Seller, Guarantor and Purchaser, as promptly as practicable after the date hereof, shall (a) cooperate to make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to them and their affiliates, as may be required in conjunction with the consummation of the transfer of the Purchased

     Assets contemplated hereby in accordance with the terms of this Agreement,
     (b) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons, employee groups and governmental authorities necessary to be obtained by them or their affiliates in conjunction with such transaction, and (c) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill their obligations hereunder and to carry out the intentions of the parties expressed herein. Seller, Guarantor and Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

11.0 CONSENTS AND APPROVALS. This Agreement shall not constitute an agreement to assign or transfer any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third-party would constitute a breach or violation thereof or would affect adversely the rights of Purchaser or Seller thereunder. Any transfer or assignment to Purchaser by Seller of any interest under any instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval has not obtained on or prior to the Closing Date, Seller and Guarantor shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained. Seller and Guarantor will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive Seller's interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement, including a subcontract, sublease or performance by Seller as agent, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained. In the case of an instrument, contract, lease, permit or other agreement or arrangement with respect to which Purchaser subcontracts or subleases from Seller, Purchaser will be liable only to the extent agreed in such subcontract or sublease. Each party will pay its own costs of seeking to obtain or obtaining any necessary or desirable consent or approval whether before or after the Closing Date.

12.0 BULK SALES COMPLIANCE. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of the State of Missouri, and Seller warrants and agrees to pay and discharge when due all claims of creditors that could be asserted against Purchaser by reason of such non-compliance and to indemnify Purchaser in accordance with SECTION 13.1 for any damages suffered by Purchaser as a result of such non-compliance.

13.0 INDEMNIFICATION. The indemnification provisions set forth in this ARTICLE
     13.0 are independent of and in addition to any purchase price adjustment contained in ARTICLE 3.0 of this Agreement.

13.1 SELLER'S AND GUARANTOR'S INDEMNIFICATION. Seller and Guarantor, jointly and severally, hereby agree to indemnify and hold Purchaser harmless from, against and in respect of:

     (a) any and all loss, liability, or damage, including reasonable attorneys' fees and expenses (collectively "Damages") suffered or incurred by Purchaser by reason of any breach of representation or warranty or non-fulfillment or non-performance of any covenant or agreement of Seller or Guarantor contained herein or in any certificate, document, instrument or agreement delivered to Purchaser pursuant hereto or in connection herewith;

     (b) any and all Damages suffered or incurred by Purchaser in respect of or in connection with any Excluded Liabilities;

     (b) any and all Damages suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokers or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller or Guarantor or any agent or representative thereof, including without limitation all amounts owed to Goldsmith-Agio-Helms with respect to this Agreement or any of the transactions contemplated hereby; and

     (c) any and all Damages suffered or incurred by Purchaser by reason of or in connection with any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

13.2 PURCHASER'S INDEMNIFICATION. Purchaser hereby agrees to indemnify and hold Seller harmless from, against, and in respect of:

     (a) any and all Damages suffered or incurred by Seller or Guarantor by reason of any breach of representation or warranty or non-fulfillment or non-performance of any covenant or agreement by Purchaser contained herein or in any certificate, document, instrument or agreement delivered to Seller pursuant hereto or in connection herewith;

     (b) any and all Damages suffered or incurred by Seller or Guarantor by reason of or in connection with any claim for finder's fee or brokers or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby;

     (c) any and all Damages suffered or incurred by Seller or Guarantor by reason or in connection with Purchaser's operation of the Business following Closing; or


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


     (d) any and all Damages suffered or incurred by Seller or Guarantor by reason of or in connection with any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

13.3 LIMITATIONS ON INDEMNIFICATION.

     (a) Notwithstanding SECTION 13.1 above and subject to the earlier time limitations set forth in SECTIONS 4.1 AND 4.2 hereof Seller and Guarantor shall not be liable to indemnify Purchaser for Purchaser's Damages, and notwithstanding SECTION 13.2 above Purchaser shall not be liable to indemnify Seller for Seller's Damages, in either case arising from or relating to a breach of a representation or warranty set forth in this Agreement unless the indemnified party notifies the indemnifying party in writing of its claim or potential claim for indemnification not later than the day which is two (2) years after the Closing Date, [and except as set forth in subsection (b) below or
          ARTICLE 14.0].

     (b) Notwithstanding SECTION 13.1 AND 13.2 above, Seller and Guarantor shall not be liable to indemnify or have any other liability arising under this Agreement or otherwise to Purchaser for Purchaser's Damages, and Purchaser shall not be liable to indemnify or have any other liability arising under this Agreement or otherwise to Seller for Seller's Damages, unless the aggregate of the indemnified party's Damages exceeds $150,000, and then only for the amount by which such aggregate exceeds $150,000 (the "Basket"). Furthermore, subject to the dollar limitations for Tooling set forth in SECTION 4.4(d) hereof, Seller and Guarantor shall not be liable to indemnify or have any other liability arising under this Agreement or otherwise to Purchaser for Purchaser's Damages, and Purchaser shall not be liable to indemnify or have any other liability arising under this Agreement or otherwise to Seller for Seller's Damages, in excess of a total aggregate amount equal to seventy percent (70%) of the Purchase Price (the "Cap"), PROVIDED HOWEVER, that Seller and Guarantor shall indemnify Purchaser for Purchaser's Damages related to or arising from the failure of the Equipment to meet the Sufficiency Standard up to a total aggregate amount of 85% of the Purchase Price including Seller's other indemnity obligations (the "Sufficiency Cap"). The parties acknowledge and agree that the Cap and the Sufficiency Cap do not constitute separate indemnification amounts and that, subject to the specific exceptions contained in this SECTION 13, Seller's and Guarantor's aggregate indemnification obligation hereunder shall not exceed the Sufficiency Cap.

     (c) The limitations contained in SECTION 13.3(a) AND 13.3(b) shall not apply to any claim by a party for indemnification based on Purchaser's failure to receive good title to any property included in the Purchased Assets or to any other breach of the representations contained in SECTION 5.7, nor to any breach of a representation


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


          relating to taxes as set forth in SECTION 5.12. Furthermore, (i) the limitations contained in SECTION 13.3(b) shall not apply to breaches of covenants contained in SECTIONS 2.0, 8.1, 8.3 AND 8.5 and (ii) the Basket contained in SECTION 13.3(b) shall not apply to Seller's obligation to repair or replace items of Equipment under SECTIONS 4.4(a), (b) AND (c) or Tooling under Section 4.4(d).

     (d) Notwithstanding the foregoing, neither Seller and Guarantor nor the Purchaser will be entitled to indemnification with respect to consequential damages or with respect to punitive damages, except in the case of fraud or willful misconduct by the other party. Any indemnification amounts payable by an indemnifying party under SECTION
          13.1 OR 13.2 shall be calculated after giving effect to (i) any proceeds (net of retro-premium adjustments and other expenses) actually received by an indemnified party from insurance policies covering the damage that is the subject of such claim for indemnity, and (ii) the actual recognized tax benefit resulting from such damage.

     (e) Notwithstanding the foregoing, any claim by Purchaser arising under a breach of the representation and warranty contained in SECTION 5.4 shall be governed by the provisions of ARTICLE 4.

13.4 PROCEDURE.

     (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided under this Agreement in respect of, arising out of or involving a claim made by any Person (other than another party to this Agreement -- to which this SECTION 13.4 shall not apply) against the indemnified party (a "Third Party Claim"), such indemnified party must notify the other party (the "indemnifying party") in writing of the Third Party Claim within fifteen (15) business days after receipt by such indemnified party or written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party can demonstrate actual prejudice as a direct or indirect result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within fifteen (15) business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it acknowledges in writing its obligations to indemnify the party seeking indemnification, subject to all provisions of this ARTICLE 13, and so chooses to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the


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


          right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than after the 15-day period described in SECTION 13.4(a) if the indemnified party shall have failed to give notice of the Third Party Claim). If the indemnifying party chooses to defend or prosecute a Third Party Claim, the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will consent to any settlement, compromise or discharge of such Third Party Claim that the indemnifying party may reasonably recommend and which the indemnifying party will pay for or perform at its sole expense. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld.

13.5 INDEMNIFICATION AS EXCLUSIVE REMEDY. The indemnification provided in this
     ARTICLE 13 shall be the exclusive post-closing remedy available to the parties for any breach of representation, warranty, covenant or agreement contained in this Agreement or any other documents, instruments or agreements executed in conjunction with the transactions contemplate hereby, except as may otherwise be expressly provided for in any such document, instrument or agreement; provided, however, that either party shall be entitled to seek injunctive relief to enforce the provisions of the Agreement or any related agreements.

14.0 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements, representations and warranties made by each of the parties hereto shall survive the Closing for a period of two (2) years, except the representations contained in (i)
     SECTION 5.7 and SECTION 5.12 shall survive until the expiration of the latest applicable statute of limitation. All indemnities, covenants and agreements made herein shall survive for the period expressly indicated herein, or, if not so indicated, indefinitely.

15.0 ARBITRATION.

     (a) Any dispute, controversy or claim arising out of or in connection with or relating to, this Agreement or any other agreement entered into pursuant hereto, or the transactions contemplated hereby, (a "Dispute"), including but not limited to any breach or alleged breach hereof, shall be determined and settled by arbitration in Wilmington, Delaware pursuant to the rules then in effect of the American


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


          Arbitration Association; provided, however, that (i) in the event the event the Dispute involves an amount in excess of $250,000 the Dispute shall be heard by a panel of three arbitrators, and (ii) in the event the Dispute includes a disagreement under SECTION 3.2 of this Agreement the arbitration panel shall include at least one certified public accountant acceptable to both parties.

     (b) The resolution of such arbitration shall be final and binding on the parties hereto and enforceable in a court of competent jurisdiction. The parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of any court of competent jurisdiction for the purpose of enforcing any arbitration award.

     (c) This ARTICLE 15 shall not preclude any of the parties hereto from seeking injunctive or other temporary relief in any court of competent jurisdiction in the event of a breach or threatened breach of this Agreement or any related agreement.

16.0 NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, one business day after being sent by express mail, or overnight courier service, five business days after being sent by first class registered mail, return receipt requested, or upon confirmation of receipt of a telefax (with a copy also sent by express mail or overnight courier services) addressed to parties at the addresses set forth below or at such other address as any party may specify by notice to the other parties, or, in the case of a telefax, to the telefax number indicated:

     If to Purchaser:
                    United Dominion Industries, Inc.
                    2300 One First Union Center
                    301 South College Street
                    Charlotte, North Carolina  28202
                    Attention:  Legal Department
                    Telefax:  704-347-6915

     with a copy to:
                    Marley Electric Heating
                    470 Beauty Spot Road E
                    Bennettsville, South Carolina  29512-2700
                    Attention:  Dennis K. Porzio
                    Telefax:  843-479-5205


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


     If to Seller and/or Guarantor:

                    The Holmes Group, Inc.
                    233 Fortune Blvd.
                    Milford, MA  01757
                    Attention:  Ira B. Morgenstern
                    Telefax:  508-634-1847

     with a copy to:

                    Posternak, Blankstein & Lund, L.L.P.
                    100 Charles River Plaza
                    Boston, MA  02114
                    Attention:  Donald H. Siegel, P.C.
                    Telefax:  617- 367-2315

17.0 MISCELLANEOUS.

17.1 ENTIRE AGREEMENT; MODIFICATION. This writing, together with the Interim Services Agreement, the Escrow Agreement and the License Agreement, constitutes the entire agreement of the parties with respect to the subject matter and supersedes any prior agreements, oral or written, hereof and may not be modified, amended or terminated except by written agreement specifically referring to this Agreement and signed by each party hereto.

17.2 WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

17.3 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns.

17.4 NUMBERS AND HEADINGS. The section and paragraph numbers and headings contained herein are for the purposes of reference and convenience only and are not intended to define or limit the contents of said paragraphs or sections.

17.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein are hereby incorporated by reference as if set out in full and form an integral part of this Agreement.

17.6 TRANSACTION TAXES. Seller will pay all sales, transfer and documentary taxes, if any, and any and all further taxes arising by virtue of the sale, transfers and deliveries to be made to Purchaser as contemplated hereby. Notwithstanding the foregoing, gains, income and similar taxes shall be paid by the entity or person on which such tax is imposed.


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


17.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. This Agreement and any agreements referenced herein or required pursuant to the Closing may be executed and delivered by facsimile signature. The parties agree to deliver original signatures promptly following execution by facsimile signature.

17.8 EXPENSES. Subject to any express provisions of this Agreement to the contrary, Purchaser shall bear the expenses, costs and fees incurred by it, and Seller and Guarantor shall bear the expenses, costs and fees incurred by them, in connection with the transactions contemplated hereby, the preparation and execution of this Agreement and compliance herewith. Any such payments by Seller and Guarantor shall be made out of Seller's assets other than the Purchased Assets and shall not reduce the Purchased Assets being transferred hereunder.

17.9 VALIDITY OF PROVISIONS. If any provision of this Agreement or any agreement referenced herein shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement or any other agreements referenced herein shall not affect the remaining portions thereof.

17.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

17.11 GUARANTY. Without limiting the Guarantor's Obligations herein or elsewhere, Guarantor hereby guarantees all of Seller's obligations owing to Purchaser and agrees to be directly liable for all such obligations; provided further, this guaranty shall be a guaranty of payment and not merely of collection.

                               (Signatures follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            PURCHASER:

                                            THE MARLEY COMPANY

                                                /s/ James Gibbs
                                            By:____________________________

                                                 President
                                            Its:___________________________

                                    and

                                                /s/ Timothy J. Verhagen
                                            By:_________________________________

                                                 Vice President
                                            Its:________________________________


                                            SELLER:

                                            THE RIVAL COMPANY

                                                 /s/ Ira B. Morgenstern
                                            By:_________________________________

                                                 Senior Vice President - Finance
                                            Its:________________________________


                                            PATTON ELECTRIC COMPANY, INC.

                                                 /s/ Ira B. Morgenstern
                                            By:_________________________________

                                                 Senior Vice President - Finance
                                            Its:________________________________


                                            PATTON BUILDING PRODUCTS, INC.

                                                 /s/ Ira B. Morgenstern
                                            By:_________________________________

                                                 Senior Vice President - Finance
                                            Its:________________________________

                                            GUARANTOR:

                                            THE HOLMES GROUP, INC.

                                                 /s/ Ira B. Morgenstern
                                            By:_________________________________

                                                 Senior Vice President - Finance
                                            Its:________________________________